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STRATEGIC GROWTH
INTERNATIONAL, INC.

                                                                  March 22, 2006

Mr. Robert Parry
Chief Executive Officer
ZBB ENERGY CORPORATION
N93 W14475 Whittaker Way
Menomonee Falls, WI 53051

Dear Mr. Halloran:

     We are pleased to set forth the terms of the retention of Strategic Growth International ("SGI") by ZBB ENERGY CORPORATION (collectively with its affiliates, the "Company").

     1. SGI shall, on a non-exclusive basis, assist the Company as the Company's investor relations advisor in the development of a comprehensive financial relations program with the following goals, all of which are designed to achieve increased and sustained share value:

     (a) Introducing the Company to investment banking firms, institutional investors, money managers, and high net worth brokers both in the U.S. and Europe;

     (b) Obtaining on behalf of the Company invitations to and coordinate participation in financial industry conferences;

     (c) Assisting with day-to-day investor communications (i.e. shareholders calls, scheduling appointments, sending introductory and follow-up materials); and

     (d) Providing to the Company such professional services as may be reasonably required to assist the Company in carrying out the following programs and objectives:

          (i) Developing a coordinated package of financial public relations materials, including PowerPoint presentation, fact sheet, press releases, corporate package, etc., that is reasonably acceptable to the Company. SGI will also review and advise on features and functionality of the website in this regard;

          (ii) Assisting the Company in obtaining introductions to market makers and professionals in the investment community;

          (iii) Encouraging institutional ownership in the stock;

            150 EAST 52ND STREET, 22ND FL., NEW YORK, NEW YORK 10022
                    TEL: 1-212-838-1444 / FAX: 1-212-838-1511

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ZBB ENERGY CORPORATION
MARCH 22, 2006
PAGE 2


          (iv) Obtaining research from reputable institutional sales boutiques and small cap research analysts;

          (v) Creating financial media opportunities for the Company as appropriate;

          (vi) Obtaining invitations to, and coordinate participation in, financial industry conferences; and

          (vii) Assisting in creating opportunities for European buying in the stock.

     2. In connection with SGI's activities on the Company's behalf, SGI will familiarize itself with the business, operations, properties, financial condition, and prospects of the Company. In connection with its role as the Company's investor relations advisor, SGI would expect its services to include such additional advisory and related services as may be mutually agreed upon by SGI and the Company. The retention by the Company of SGI as investor relations advisor as heretofore described shall be for a period of one year from the date hereof.

     3. In connection with SGI's activities on the Company's behalf, the Company will cooperate with SGI and will furnish SGI with all information and data concerning the Company (the "Information") which SGI deems appropriate and will provide SGI with access to the Company's managers, members, officers, directors, employees, independent accountants, legal counsel, consultants, and representatives. The Company represents and warrants that all Information made available to SGI by the Company will, at all times during the period of engagement of SGI hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are made. The Company further represents and warrants that any projections provided by it to SGI will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that, in rendering its services hereunder, SGI will be using and relying on the Information without independent verification thereof by SGI or independent appraisal by SGI of any of the Company's assets. SGI does not assume responsibility for any information regarding the Company. Any advice rendered by SGI pursuant to this Agreement may not be disclosed publicly without SGI's prior written consent.

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ZBB ENERGY CORPORATION
MARCH 22, 2006
PAGE 3


4. In consideration of its services pursuant to this Agreement, SGI shall be entitled to receive, and the Company agrees to pay SGI, the following compensation:

U.S. $10,000 per month in cash, payable each month in advance, for a period of one year commencing upon the date hereof.

The first month will be paid immediately upon execution of this Agreement. Billing will be done monthly for the coming month. Expenses and charges will be included in the following month's bill. Payment will be due with ten (10) days upon receipt of invoice otherwise a $150.00 late fee per month late will be added.

The Company agrees to grant SGI 3,328,585 options on the following basis. 1,664,292 options to be issued on execution of this Agreement, exercisable at AUD$.25 per share. 832,146 options to be issued subject to ZBB completing its Bridge Loan funding by an additional amount of not less than US$500,000, exercisable at AUD$0.25 per share. 832,146 options to be issued subject to ZBB's net tangible assets increasing by at least $6 million (excluding any bank financing or merger and acquisition activities), exercisable at 120% of the PIPE or IPO price. All such options will be of five-year duration. At the option of SGI, such options may be exercised on a cashless basis and will have piggyback registration rights for one year with respect to the options with demand registration rights after one year, and will be subject to non-dilution provisions and my be transferred in whole or in part to one or more officers of the Company.

The Company shall have the right to terminate this agreement on September 22, 2006 upon 10 days prior written notice. Upon such termination on September 22, 2006, the Company will have the right to rescind 50% of the options.

     5. In addition to the fees described in Paragraph 3 above, the Company agrees to promptly reimburse SGI for reasonable accountable expenses incurred in connection with its retention hereunder when incurred or promptly thereafter. SGI will obtain approval for any expenses incurred exceeding $250.00 per activity.

     6. The Company agrees to indemnify SGI in accordance with the indemnification provisions (the "Indemnification Provisions") attached to this Agreement as Annex A, which Indemnification Provisions are incorporated herein and made a part hereof.

     7. SGI may terminate this Agreement at any time upon 30 days' prior written notice, without liability or continuing obligation, except as set forth in the following sentence. Neither termination of this Agreement nor completion of the assignment contemplated hereby shall affect: (i) any compensation earned by SGI up to the date of termination or completion, as the case may be, including the consulting fees

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ZBB ENERGY CORPORATION
MARCH 22, 2006
PAGE 4


of termination or completion, as the case may be, including the consulting fees referenced in Paragraph 4 hereof; (ii) the reimbursement of expenses incurred by SGI up to the date of termination or completion, as the case may be, (iii) the provisions of Paragraphs 4 through 8 of this Agreement and (iv) the Indemnification Provisions attached as Annex A hereto which are incorporated herein, all of which shall remain operative and in full force and effect.

     8. The validity and interpretation of this Agreement shall be governed by the law of the State of New York applicable to agreements made and to be fully performed therein. The Company irrevocably submits to the jurisdiction of any court of the State of New York or the United States District Court for the Southern District of the State of New York for the purpose of any suit, action, or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Company and
(i) hereby irrevocably agrees that all claims in respect of any such suit, action, or proceeding may be heard and determined in any such court and (ii) to the extent that the Company has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, the Company hereby waives, to the fullest extent permitted by law, such immunity. The Company hereby waives, and agrees not to assert in any such suit, action, or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that (a) the Company is not personally subject to the jurisdiction of any such court, (b) the Company is immune from any legal process (whether through service or notice, attachment prior to judgment attachment in aid of execution, execution, or otherwise) with respect to the Company's property or (c) any such suit, action, or proceeding is brought in an inconvenient forum.

     9. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

     10. For the convenience of the parties hereto, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement. This Agreement may not be modified or amended except in writing signed by the parties hereto.

     If the foregoing correctly sets forth our Agreement, please sign the enclosed copy of this letter in the space provided and return it to us.

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ZBB ENERGY CORPORATION
MARCH 22, 2006
PAGE 5


                                        Very truly yours,

                                        STRATEGIC GROWTH INTERNATIONAL, INC.


                                        BY: /s/ Stanley S. Altschuler
                                            ------------------------------------
                                            NAME: STANLEY S. ALTSCHULER
                                            TITLE: PRESIDENT


CONFIRMED AND AGREED TO:
THIS 22 DAY OF MARCH, 2006

ZBB ENERGY CORPORATION


BY: /s/ Robert Parry
    ---------------------------------
    NAME: ROBERT PARRY
    TITLE: CHIEF EXECUTIVE OFFICER

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ZBB ENERGY CORPORATION
MARCH 22, 2006
PAGE 6


                                                                         ANNEX A

                           INDEMNIFICATION PROVISIONS

     ZBB Energy Corporation (the "Company") agrees to indemnify and hold harmless SGI Associates LLC ("SGI") against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements (and any and all actions, suits, proceedings, and investigations in respect thereof and any and all legal and other costs, expenses, and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation the costs, expenses, and disbursements, as and when incurred, of investigating, preparing, or defending any such action, suit, proceeding, or investigation (whether or not in connection with litigation in which SGI is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with SGI's acting for the Company, including, without limitation, any act or omission by SGI in connection with its acceptance of or the performance or non-performance of its obligations under the letter agreement dated MARCH 22, 2004, between SGI and the Company, as it may be amended from time to time (the "Agreement"); provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost expense, or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the willful misconduct of SGI. The Company also agrees that SGI shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of SGI, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from SGI's willful misconduct.

     These Indemnification Provisions shall be in addition to any liability which the Company may otherwise have to SGI or the persons indemnified below in this sentence and shall extend to the following: SGI, its affiliated entities, directors, officers, employees, legal counsel, agents, and controlling persons (within the meaning of the federal securities laws). All references to SGI in these Indemnification Provisions shall be understood to include any and all of the foregoing.

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ZBB ENERGY CORPORATION
MARCH 22, 2006
PAGE 7


     If any action, suit, proceeding, or investigation is commenced, as to which SGI proposes to demand indemnification, it shall notify the Company with reasonable promptness: provided, however, that any failure by SGI to notify the Company shall not relieve the Company from its obligations hereunder. SGI shall have the right to retain counsel of its own choice to represent it, and the Company shall pay the fees, expenses, and disbursements of such counsel; and such counsel shall, to extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against SGI made with the Company's written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of SGI, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise, or consent includes, as an unconditional term thereof, the giving by the claimant to SGI of an unconditional release from all liability in respect of such claim.

     In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made, but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and SGI, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and SGI, on the other hand, and also the relative fault of the Company, on the one hand, and SGI on the other hand, in connection with the statements, acts, or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, or disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, SGI shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by SGI pursuant to the Agreement.

     Neither termination nor completion of the engagement of SGI referred to above shall affect these Indemnification Provisions which shall then remain operative and in full force and effect.